EXHIBIT 99.1

                             LOGO OF DAG MEDIA, INC.


Contact:
Assaf Ran, CEO
Yael Shimor-Golan, CFO
(718) 520-1000
SOURCE: DAG Media, Inc.


        DAG Media, Inc. Announces the sale of BLACKBOOK PHOTOGRAPHY INC -

NEW YORK, August 24, 2004 /PRNewswire/ -- DAG Media Inc. (Nasdaq: DAGM - news) announced today the sale of Blackbook Photography Inc., a wholly owned subsidiary of Dag Media, Inc., to Modern Holdings Incorporated, for $2.25 million. Under the stock sale agreement $2.125 million was paid in cash at the closing and the additional $125, 000 will be held in escrow for the next twelve months pending the resolution of certain open matters.

         "The transaction gave us the opportunity to recognize a substantial gain on our investment in Blackbook through its sale to a strategic buyer who intends to continue our pattern of expanding the business," said Assaf Ran, CEO of Dag Media, Inc.

         FTI Capital Advisors, LLC, a wholly owned subsidiary of FTI Consulting, Inc., served as financial advisor to Dag Media Inc. in this transaction.

DAG Media publishes and distributes three yellow page directories in print and on the World Wide Web. DAG Media also operates a portal Web site on the Internet at http://www.newyellow.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.